Artisan Partners Asset Management Inc. Reports November 2022 Assets Under Management
Milwaukee, WI - December 9, 2022 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of November 30, 2022 totaled $133.5 billion. Artisan Funds and Artisan Global Funds accounted for $63.0 billion of total firm AUM, while separate accounts and other AUM1 accounted for $70.5 billion. In November, Artisan Funds made their annual income and capital gains distributions. November month-end AUM includes the impact of approximately $300 million of Artisan Funds distributions not reinvested.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of November 30, 2022 - ($ Millions)
Growth Team
Global Opportunities	$19,996
Global Discovery	1,467
U.S. Mid-Cap Growth	11,516
U.S. Small-Cap Growth	3,561
Global Equity Team
Global Equity	460
Non-U.S. Growth	13,833
Non-U.S. Small-Mid Growth	6,917
China Post-Venture	177
U.S. Value Team
Value Equity	3,386
U.S. Mid-Cap Value	3,060
Value Income	10
International Value Team
International Value	30,236
International Explorer	58
Global Value Team
Global Value	22,324
Select Equity	370
Sustainable Emerging Markets Team
Sustainable Emerging Markets	982
Credit Team
High Income	7,126
Credit Opportunities	137
Floating Rate	46
Developing World Team
Developing World	3,815
Antero Peak Group
Antero Peak	3,145
Antero Peak Hedge	854
EMsights Capital Group
Global Unconstrained	16
Emerging Markets Debt Opportunities	44
Emerging Markets Local Opportunities	10

Total Firm Assets Under Management ("AUM")	$133,546
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $57 million.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.